EXHIBIT 3

FOR IMMEDIATE RELEASE

Berkshire Hathaway Inc.                 International Dairy Queen, Inc.
1440 Kiewit Plaza                       7505 Metro Boulevard
Omaha, Nebraska 68131                   Minneapolis, Minnesota 55439

                             BERKSHIRE HATHAWAY INC.
                                   TO ACQUIRE
                         INTERNATIONAL DAIRY QUEEN, INC.

         Omaha, Nebraska and Minneapolis, Minnesota. October 21, 1997 - - Berkshire Hathaway Inc. (NYSE:BRK) and International Dairy Queen, Inc. (NASDAQ:INDQ) announced today that they have executed a definitive merger agreement pursuant to which Dairy Queen will be acquired by Berkshire Hathaway through a merger into a wholly owned subsidiary of Berkshire Hathaway. In the merger, the holders of shares of Class A and Class B Common Stock of Dairy Queen can elect to receive for each of their shares either $27 in cash or $26 in Class A or Class B Common Stock of Berkshire Hathaway, for a total value of approximately $585 million, subject to a limitation that the amount of cash to be issued in the merger will not exceed 55% of the total value of the consideration to be received in the merger. The number of shares of Berkshire Hathaway to be received under the stock election will be determined based on the market price for Berkshire Hathaway shares during a 5-day trading period ending the day prior to the Dairy Queen shareholders' meeting to approve the merger. Consummation of the merger is subject to the approval of the outstanding shares of Class B Common Stock of Dairy Queen and certain other customary conditions.

         It is anticipated that the merger will qualify under the Internal Revenue Code as a tax-free reorganization for those Dairy Queen shareholders electing to receive Berkshire Hathaway Common Stock.

         The Board of Directors of Dairy Queen has unanimously approved the merger agreement and recommends it to the shareholders for approval. It is anticipated that the merger will close near the end of 1997 or early 1998.

         Mr. John W. Mooty, Chairman of the Board of Dairy Queen, and one of its principal shareholders, said "Our family will vote our entire 35% of the voting shares of Dairy Queen in favor of the merger and will elect to receive Berkshire Common Stock for all the Dairy Queen shares owned by us. We are not interested in trading our Dairy Queen shares for any other securities. I personally consider Berkshire shares to be one of the finest investments that our family could make and we anticipate holding the shares indefinitely."

         "In considering this merger, we took into consideration the best interests of the entire Dairy Queen system, consisting of our employees, our franchisees, our territory operators, our suppliers, our customers and our shareholders. The past success of the Dairy Queen system has depended on their efforts and the future success of the Dairy Queen system will also depend on

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their efforts. I am pleased to have the opportunity to work with Warren Buffett in further enhancing the Dairy Queen system and at the same time to be able to continue to work with Michael Sullivan, Dairy Queen's President and Chief Executive Officer, and all of the other people in this great organization," Mr. Mooty concluded.

         Mr. Warren E. Buffett, Chairman of the Board of Berkshire Hathaway, stated, "Dairy Queen is a business that I like, run by an outstanding management team. Dairy Queen will be a great addition to the Berkshire family."

         Dairy Queen develops, licenses and services a system of more then 5,790 Dairy Queen stores in the United States, Canada and other foreign countries, featuring hamburgers, hot dogs, various dairy desserts, and other beverages; approximately 410 Orange Julius stores in the United States, Canada and other foreign countries, featuring blended drinks from orange juice, fruits and other fruit flavors, along with various snack items; and approximately 45 Karmelkorn shoppes featuring popcorn and other treat items.

         Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities.

         For information, contact Marc Hamburg at Berkshire (telephone:
402-346-1400) and Chuck Mooty at Dairy Queen (telephone: 612-830-0364).

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